Exhibit 23.2

[LETTERHEAD OF DWP]

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT

We hereby consent to the use in this Form SB-2 filing by VCG Holding Corp. of our audit reports for the following Companies now owned by or are predecessors to VCG Holding Corp and Subsidiaries;

1.  Platinum of Illinois, Incorporated, dated June 5, 2002 relating to the financial statements of Platinum of Illinois, Incorporated, as of and for the four months and the two years ended April 30, 2002, December 31, 2001 and December 31, 2000.

2.  Indy of Colorado Ltd, dated July 23, 2002 relating to the financial statements of Indy of Colorado Ltd, as of and for the six months and the two years ended June 30, 2002, December 31, 2001 and December 31, 2000.

3. Tennessee Restaurant Concepts, Inc., dated July 26, 2002 relating to the financial statements of Tennessee Restaurant Concepts, Inc., a of and for the six months and the two years ended June 30, 202, December 31, 2001 and December 31, 2000.

4.  Tennessee Restaurant Concepts II, LP., dated July 28, 2002 relating to the financial statements of Tennessee Restaurant Concepts II, LP., as of and for the six months and the two years ended June 30, 2002, December 31, 2001 and December 31, 2000.

We also consent to the reference to our firm under the heading “Expects” in said filing.

/s/ DONALD W. PROSSER, P.C.

Westminster, Colorado
September 10, 2002